Bionano Genomics Reports Third Quarter 2020 Financial Results and Provides Business Update

Company to host conference call today, November 12, at 4:30 pm ET

SAN DIEGO, November 12, 2020 – Bionano Genomics, Inc. (NASDAQ: BNGO), a genome analysis company providing tools and services based on its Saphyr system to scientists and clinicians conducting genetic research and patient testing, and providing diagnostic testing for those with autism spectrum disorder (ASD) and other neurodevelopmental disabilities through its Lineagen business, today reported its financial results for the third quarter ended September 30, 2020 and provided a business update.

“We believe key events this quarter have set us up for continued growth and success,” said Erik Holmlin, Ph.D., CEO of Bionano. “Yesterday, in the largest Saphyr study on leukemia to date, cytogenetic thought leaders from leading U.S. institutions recommended that optical genome mapping using Saphyr be considered as a first-line diagnostic tool in leukemias. We saw continued adoption by cytogenomic labs around the world and for COVID host genome research, publication of several major studies on cancer genomics, genetic diseases and reference genome assembly, and made significant improvements to the Saphyr system. We enhanced our management team with the addition of our Chief Financial Officer and our first Chief Medical Officer. In addition, we completed the strategic acquisition of Lineagen, which adds to our revenue and outlines a potential path to reimbursement of laboratory developed tests performed on Saphyr.”

Recent Business Highlights

The Company continued building scientific momentum and driving utilization of its Saphyr System at key institutions across the globe, with the following notable announcements:

•Multi-Center Evaluation of Bionano Optical Genome Mapping by Cytogenetics Thought Leaders in the US Led to Recommendation for Bionano’s Saphyr to Replace Karyotyping as First-Line Test for Detection and Identification of Structural and Copy Number Variants in Leukemia Patients

•Saphyr played essential role in identifying three previously unknown genetic mutation types in cancer in study from Weill Cornell

•Saphyr showed to be key to understanding cancer genome structures that make tumors grow aggressively

•Boston Children’s Hospital used Saphyr to study children with severe COVID-19 form MIS-C, and Rockefeller University used animal species susceptible and resistant to COVID-19 in Saphyr-based comparative genomics study to identify genome variants that predispose to infection

•Saphyr data provided insight and understanding of repeat expansion disorders causing muscular dystrophy and ALS, and was shown to be indispensable for analysis of microdeletion syndromes

•Vertebrate Genome Project ruled Bionano optical genome mapping technology as essential part of assembling reference quality genomes

•Expanded European business with adoption of Saphyr at three of Europe’s largest pediatric hospitals in Spain, Italy and France.

•Expanded Global business with adoption of Saphyr for Next-Generation Cytogenomics in Eastern Europe, Australia and Canada

•Saphyr received German accreditation of Laboratory Developed Test for genetic disease testing

Enhanced Saphyr System

•Released fast and simple DNA isolation protocol to process solid tumor samples

•Released largest ever update to its suite of software tools that simplifies clinical analysis, reduces time to actionable results and makes adoption by clinical labs easier

•Saphyr services offered in CLIA Certified Lab Expanded Bionano Genomics’ clinical applications

Corporate

•Acquired Diagnostics Services Provider Lineagen to Accelerate Clinical Adoption of Saphyr for Digital Cytogenetics, Expanded Diagnostic Testing Menu with Launch of Lineagen’s EpiPanelDx PLUS Gene Panel Test that Identifies Genetic Conditions Related to Epilepsy

•Announced positive outcome from a special shareholder meeting where stockholders voted in favor of the company’s proposal to increase the number of authorized shares of common stock

•Enhanced senior management team with the appointments of Christopher Stewart as Chief Financial Officer and Dr. Alka Chaubey as Chief Medical Officer

Third Quarter Ended 2020 Financial Results

Total Revenue. Total revenue was $2.2 million for the three months ended September 30, 2019, up 86% sequentially from $1.2M in the prior quarter. Third quarter revenue was down 33.7% compared to $3.3 million for the same period in 2019. The decrease was driven by a change in the mix of revenue between instrument sales and our reagent rental program. Revenue for the three months ended September 30, 2020 includes service revenue of $0.4 million from our recently acquired subsidiary, Lineagen, from the date of the acquisition of August 21, 2020 to September 30, 2020.

Cost of Revenue. Total cost of revenue decreased by $0.9 million, or 38.5%, to $1.5 million for the three months ended September 30, 2020 compared to $2.4 million for the same period in 2019. The decrease was driven by a change in the mix of revenue between instrument sales and our reagent rental program. The decrease in cost was partially offset by an increase in in cost of our consumables as the number of units sold increased 34%. In addition, cost of service revenue increased of $0.2 million attributed to revenue generated by our recently acquired subsidiary, Lineagen, from the date of the acquisition of August 21, 2020 to September 30, 2020.

Operating Expenses. Operating expenses were $11.0 million for the three months ended September 30, 2020, compared to $6.6 million for the same period in 2019. The change is primarily due to increased legal and accounting fees to support business operations and its international presence, including approximately $1.5 million in transaction costs associated with the Lineagen acquisition, and an increase in wage expenses as a result of the addition of the 33 employees from the Lineagen acquisition and increased headcount in the Company’s global sales and marketing teams and back-office support teams to assist with the growth of its world-wide product distribution. Reduced travel and trade show expenses, in response to COVID travel protocols, have partially offset the increases in wages and professional services.

Cash and cash equivalents. At September 30, 2020, the Company had cash and cash equivalents of $18.9 million compared to cash and cash equivalents of $17.3 million at December 31, 2019.

Nine Months Ended 2020 Financial Results

Total Revenue. Total revenue was $4.5 million for the nine months ended September 30, 2020 compared to $7.3 million for the same period in 2019. The decrease is largely driven by customers temporarily shutting down their lab operations in response to the COVID-19 pandemic. In addition, the decrease was driven by a change in the mix of revenue between instrument sales and our reagent rental program.

Cost of Revenue. Total cost of revenue decreased by $2.2 million, or 42.5%, to $2.9 million for the nine months ended September 30, 2020 compared to $5.1 million for the same period in 2019. The decrease was driven by the reduction in revenue largely driven by customers temporarily shutting down their lab operations in response to the COVID-19 pandemic as well as a change in the mix of revenue between instrument sales and our reagent rental program. The cost reduction was partially offset by an increase in consumable units sold of 70%.

Operating Expenses. Operating expenses were $29.0 million for the nine months ended September 30, 2020, compared to $21.0 million for the same period in 2019. Research and development expenses increased $0.7 million, or 10.4%, to $7.4 million for the nine months ended September 30, 2020 compared to $6.7 million for the same period in 2019. This is due to headcount additions to the Company’s development teams but partially offset by the salary reductions implemented in April 2020. In addition, the Company’s materials and supply expense increased during the nine months ended September 30, 2020 due to continued efforts to innovate on Saphyr. Selling and general administrative expenses increased by $7.3 million, or 51.4%, to $21.6 million for the nine months ended September 30, 2020 compared to $14.3 million for the same period in 2019. This is primarily due to an increase in overall wage expenses due to increased headcount. In addition to the 33 employees added from the Lineagen acquisition, the Company increased headcount to its global sales and marketing teams and back-office support teams to assist with the growth of its world-wide product distribution. Also, the Company incurred increased legal and accounting fees to support business operations and its international presence, including approximately $1.5 million in transaction costs associated with the Lineagen acquisition. Lastly, the Company recognized bad debt expense of $1.3 million during the nine months ended September 30, 2020.

Conference Call & Webcast Details

Date:	Thursday November 12th
Time:	4:30 p.m. Eastern Time
Toll Free:	877-407-0784
International:	201-689-8560
Conference ID:	13712129
Webcast:	http://public.viavid.com/index.php?id=142056

To access the call, participants should dial the applicable telephone number above at least 5 minutes prior to the start of the call. An archived version of the webcast will be available for replay in the Investors section of the Bionano website.

About Bionano Genomics
Bionano is a genome analysis company providing tools and services based on its Saphyr system to scientists and clinicians conducting genetic research and patient testing, and providing diagnostic testing for those with autism spectrum disorder (ASD) and other neurodevelopmental disabilities through its Lineagen business. Bionano’s Saphyr system is a platform for ultra-sensitive and ultra-specific structural variation detection that enables researchers and clinicians to accelerate the search for new diagnostics and therapeutic targets and to streamline the study of changes in chromosomes, which is known as cytogenetics. The Saphyr system is comprised of an instrument, chip consumables, reagents and a suite of data analysis tools, and genome analysis services to provide access to data generated by the Saphyr system for researchers who prefer not to adopt the Saphyr system in their labs. For more information, visit www.bionanogenomics.com or www.lineagen.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the contribution of our OGM technology to the improved detection of diagnostic information in the patients with leukemia and other genetic diseases, current and future utilization or adoption of Saphyr by researchers, scientists and leading medical institutions; our contributions to and the outcomes of studies discussed in this press release; our integration of Lineagen into our combined business, including any benefits or synergies from such integration; our future operating and our financial performance; potential reimbursement of laboratory developed tests performed on Saphyr; and the advancement of our strategic plans. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the impact of the COVID-19 pandemic on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive products; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; the ability of medical and research institutions to obtain funding to support adoption or continued use of our technologies; the loss of key members of management and our commercial team; our inability to achieve the anticipated benefits from our acquisition of Lineagen; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACTS
Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionanogenomics.com

Investor Relations Contact:
Ashley R. Robinson
LifeSci Advisors, LLC
+1 (617) 430-7577
arr@lifesciadvisors.com

Media Contact:
Darren Opland, PhD
LifeSci Communications
+1 (617) 733-7668
darren@lifescicomms.com

	(Unaudited)
	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$18,867,000	$17,311,000
Accounts receivable, net	3,860,000	6,334,000
Inventory, net	4,593,000	3,444,000
Prepaid expenses and other current assets	1,920,000	1,169,000
Total current assets	29,240,000	28,258,000
Property and equipment, net	3,635,000	1,950,000
Intangible assets, net	1,580,000	—
Goodwill	6,941,000	—
Total assets	$41,396,000	$30,208,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,665,000	$2,699,000
Accrued expenses	4,466,000	3,225,000
Contract liabilities	412,000	358,000
Current portion of long-term debt	14,239,000	20,085,000
Total current liabilities	24,782,000	26,367,000
Long-term debt, net of current portion	1,775,000	—
Long-term contract liabilities	88,000	183,000
Other non-current liabilities	75,000	44,000
Total liabilities	26,720,000	26,594,000
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value, 200,000,000 and 200,000,000 shares authorized at September 30, 2020 and December 31, 2019, respectively; 148,348,000 and 34,274,000 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	15,000	3,000
Additional paid-in capital	146,613,000	106,188,000
Accumulated deficit	(131,952,000)	(102,577,000)
Total stockholders’ equity	14,676,000	3,614,000
Total liabilities and stockholders’ equity	$41,396,000	$30,208,000

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Product revenue	$1,580,000	$3,162,000	$3,503,000	$6,870,000
Service and other revenue	616,000	151,000	1,010,000	470,000
Total revenue	2,196,000	3,313,000	4,513,000	7,340,000
Cost of revenue:
Cost of product revenue	1,137,000	2,238,000	2,427,000	4,883,000
Cost of service and other revenue	324,000	137,000	493,000	194,000
Total cost of revenue	1,461,000	2,375,000	2,920,000	5,077,000
Operating expenses:
Research and development	2,304,000	2,174,000	7,379,000	6,682,000
Selling, general and administrative	8,659,000	4,449,000	21,640,000	14,295,000
Total operating expenses	10,963,000	6,623,000	29,019,000	20,977,000
Loss from operations	(10,228,000)	(5,685,000)	(27,426,000)	(18,714,000)
Other expenses:
Interest expense	(589,000)	(578,000)	(1,911,000)	(1,613,000)
Loss on debt extinguishment	—	—	—	(1,333,000)
Other expenses	55,000	(131,000)	—	(241,000)
Total other expenses	(534,000)	(709,000)	(1,911,000)	(3,187,000)
Loss before income taxes	(10,762,000)	(6,394,000)	(29,337,000)	(21,901,000)
Provision for income taxes	(30,000)	(4,000)	(40,000)	(13,000)
Net loss	$(10,792,000)	$(6,398,000)	$(29,377,000)	$(21,914,000)